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MANAGED PORTFOLIO SERIES
OPERATING EXPENSES LIMITATION AGREEMENT
THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is made effective as of the 29th day of July, 2025, by, between and among Managed Portfolio Series, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust listed on Appendix A, which may be amended from time to time (each a “Fund” and together the “Funds”), and Port Street Investments, LLC, a California limited liability company (“Port Street” or “Adviser”).
WITNESSETH:
WHEREAS, the Adviser renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser dated as of the 20th day of August 2018 (the “Investment Advisory Agreement”); and
WHEREAS, each Fund, and each of its respective classes, is responsible for all of its operating expenses unless expressly assumed by the Adviser; and
WHEREAS, the Adviser desires to limit each Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust
(on behalf of the Funds) desires to allow the Adviser to implement those limits.
NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:
1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit each class of the
Funds’ current Operating Expenses to an annual rate, expressed as a percentage of the respective average annual net assets of each class to the amounts listed in Appendix A (the “Annual Limits”). In the event that the annualized Operating Expenses of a class of a Fund, as accrued each day through the last calendar day of each month, exceed its Annual Limit (“Excess Expense”), the Adviser will pay to that class of the
Fund the excess expense within fifteen (15) calendar days, or such other period as determined by the
Board of Trustees of the Trust (the “Board”), of being notified that an excess expense payment is due. In the event that the Board of Trustees of the Trust determines that an excess expense payment due date be other than fifteen (15) calendar days, the Trust will provide the Adviser with ten (10) calendar days written notice prior to the implementation of such other excess expense payment due date.
2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to each class of a Fund, is defined to include all expenses necessary or appropriate for the operation of the
Fund and each of its classes, including the Adviser’s investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment
Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage/
borrowing interest, interest expense, dividends paid on short sales, brokerage commissions, acquired fund fees and expenses, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.
3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same
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terms and conditions as Adviser is permitted to receive reimbursement of reductions of its investment advisory fee under the Investment Advisory Agreement.
4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect indefinitely, unless terminated as provided in Paragraph 5 of this Agreement. This Agreement supersedes any prior agreements between the Adviser and the Trust related to the Adviser’s limitation of a
Fund’s expenses.
5. TERMINATION. After this Agreement has been in effect at least through such date as set forth in a Fund’s current prospectus, or such other period as approved by resolution of the Board, this
Agreement may be terminated at any time upon sixty (60) days’ written notice, and without payment of any penalty prior to the completion of its term: (i) by the Board, on behalf of the Fund, or (ii) the Adviser, with the consent of the Board, which consent shall not be unreasonably withheld. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.
6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.
7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof;
provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment
Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

MANAGED PORTFOLIO SERIES on behalf of the series listed on Appendix A	PORT STREET INVESTMENTS, LLC

By: /s/ Brian R. Wiedmeyer	By: /s/ Graham Pierce
Name:Brian R. Wiedmeyer	Name:Graham Pierce
Title:President and Principal Executive Officer	Title:Chief Executive Officer
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Appendix A

Series of Managed Portfolio Series	Operating Expense Limit as a Percentage of Average Daily Net Assets

Port Street Quality Growth Fund
Institutional Class	1.15%(1)

(1)The Operating Expense Limit as a Percentage of Average Daily Net Asset of the Institutional Class will be 0.97% until July
29, 2026, and for each additional twelve month period thereafter, until such time as the Adviser, upon sixty (60) days’
written notice to the Board, elects to revert to 1.15%, with such reversion taking effect no earlier than the first day of the next twelve month period.